Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788	Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2009

NEW YORK, November 2, 2009—Loews Corporation (NYSE:L) today reported income from operations before investment losses for the 2009 third quarter of $530 million compared to $235 million in the 2008 third quarter. Income from continuing operations for the 2009 third quarter was $469 million, or $1.08 per share, compared to a loss of $144 million, or $0.33 per share, in the 2008 third quarter.

Book value per common share increased to $39.54 at September 30, 2009, as compared to $34.60 at June 30, 2009 and $30.18 at December 31, 2008. The increase during the third quarter of 2009 was primarily driven by a $1.7 billion (after tax and noncontrolling interests) improvement in the fair value of our insurance subsidiary’s fixed maturities investment portfolio reflecting a further narrowing of credit spreads which began in the second quarter.

Net income (loss) and earnings (loss) per share information attributable to Loews common stock and the former Carolina Group stock is summarized in the table below:

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2009	2008	2009	2008

Net income (loss) attributable to Loews common stock:
Income before net investment losses	$530	$235	$712	$1,248
Net investment losses	(61)	(379)	(549)	(472)
Income (loss) from continuing operations	469	(144)	163	776
Discontinued operations, net (a)	(1)	7	(2)	4,501
Net income (loss) attributable to Loews common stock	468	(137)	161	5,277
Net income attributable to former Carolina Group stock -
Discontinued operations, net (b)				211
Net income (loss) attributable to Loews Corporation	$468	$(137)	$161	$5,488
Net income (loss) per share:
Loews common stock:
Income (loss) from continuing operations	$1.08	$(0.33)	$0.37	$1.58
Discontinued operations, net (a)		0.02		9.14
Net income (loss) attributable to Loews common stock	$1.08	$(0.31)	$0.37	$10.72
Former Carolina Group stock - Discontinued operations, net		$-		$1.95
Book value per share of Loews common stock at:
September 30, 2009	$39.54
December 31, 2008	$30.18

(a)
Includes a tax-free non-cash gain of $4,287 million related to the separation of Lorillard, Inc. and an after tax gain of $75 million  from the sale of Bulova Corporation for the nine months ended September 30, 2008.

(b)	The Carolina Group and Carolina Group stock were eliminated effective June 10, 2008 as part of the separation of Lorillard, Inc.

Income from Continuing Operations

Three Months Ended September 30, 2009 Compared with 2008

Income from continuing operations primarily reflects improved net investment income and significantly lower impairment losses at CNA Financial Corporation, compared to a loss from continuing operations in the prior year. Net investment income benefited from higher limited partnership results, partially offset by the impact of lower short-term interest rates. In addition, continued strong results at Diamond Offshore Drilling, Inc. and higher investment income at the holding company contributed to the improved results. Results were lower at Boardwalk Pipeline Partners, LP due to remediation of pipeline anomalies, and at Loews Hotels due to impairment charges related to two properties.

Income from continuing operations includes net investment losses of $61 million (after tax and noncontrolling interests) in the third quarter of 2009 compared to net investment losses of $379 million in the comparable prior year period. Net investment losses in the third quarter of 2008 were primarily driven by other-than-temporary impairment losses recognized in CNA’s available-for-sale portfolio driven by credit related issues.

Nine Months Ended September 30, 2009 Compared with 2008

The decline in income from continuing operations in 2009 primarily reflects a non-cash impairment charge of $660 million (after tax) recorded in the first quarter of 2009, related to the carrying value of HighMount Exploration & Production LLC’s natural gas and oil properties, reflecting declines in natural gas prices. There were no comparable impairment charges in the prior year period. Excluding this impairment charge, results improved over the comparable period of the prior year due to the reasons discussed in the three months comparison above, partially offset by increased impairment losses recorded in CNA’s investment portfolio.

Net investment losses were $549 million (after tax and noncontrolling interests) in the nine months ended September 30, 2009, compared to losses of $472 million in the comparable prior year period.

Discontinued Operations

In June of 2008, the Company disposed of its entire ownership interest in Lorillard, Inc. through the redemption of Carolina Group stock in exchange for Lorillard common stock and an exchange of our remaining Lorillard common stock for Loews common stock. The Carolina Group and Carolina Group stock have been eliminated. The Company also sold Bulova Corporation in January 2008. Lorillard’s results of operations and the gain on disposal of Lorillard and Bulova have been classified as discontinued operations.

SHARE REPURCHASES

At September 30, 2009, there were 430,614,160 shares of Loews common stock outstanding. During the third quarter, the Company acquired 3,516,200 shares of its common stock for approximately $111 million. From October 1, 2009 through October 28, 2009, the Company acquired an additional 991,500 shares of its common stock for approximately $33 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, November 2, 2009. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 33491991.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. EST, Monday, November 2, 2009. A live webcast of the call will be available online at http://investor.cna.com. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (888) 378-4369, or for international callers, (719) 785-1754.

A conference call to discuss the third quarter results of Boardwalk Pipeline was held on Monday, October 26, 2009. An online replay is available on Boardwalk Pipeline’s website (www.bwpmlp.com).

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 22, 2009. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 72% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	September 30,
	Three Months		Nine Months
	2009	2008	2009	2008
	(Amounts in millions except per share data)
Revenues:
Insurance premiums	$1,707	$1,799	$5,035	$5,385
Net investment income	726	355	1,908	1,531
Investment losses	(100)	(650)	(928)	(810)
Contract drilling revenues	885	882	2,664	2,589
Other	520	584	1,616	1,809
Total	3,738	2,970	10,295	10,504

Expenses:
Insurance claims & policyholders’ benefits (a)	1,282	1,519	3,919	4,380
Contract drilling expenses	307	314	907	872
Impairment of natural gas and oil properties (b)			1,036
Other	1,191	1,178	3,586	3,324
Total	2,780	3,011	9,448	8,576

Income (loss) before income tax	958	(41)	847	1,928
Income tax (expense) benefit	(266)	56	(68)	(537)

Income (loss) from continuing operations	692	15	779	1,391

Discontinued operations:
Results of operations	(1)	7	(2)	350
Gain on disposal (c)				4,362
Net income (loss)	691	22	777	6,103
Amounts attributable to noncontrolling interests	(223)	(159)	(616)	(615)
Net income (loss) attributable to Loews Corporation	$468	$(137)	$161	$5,488

Net income (loss) attributable to:
Loews common stock:
Income (loss) from continuing operations	$469	$(144)	$163	$776
Discontinued operations, net	(1)	7	(2)	4,501
Net income (loss) attributable to Loews common stock	468	(137)	161	5,277
Former Carolina Group stock - Discontinued operations, net				211
Net income (loss) attributable to Loews Corporation	$468	$(137)	$161	$5,488

Income (loss) per share attributable to Loews common stock:
Income (loss) from continuing operations	$1.08	$(0.33)	$0.37	$1.58
Discontinued operations, net		0.02		9.14
Diluted net income (loss) attributable to Loews common stock	$1.08	$(0.31)	$0.37	$10.72

Diluted net income per share of former Carolina Group stock
- Discontinued operations, net		$-		$1.95

Weighted diluted number of shares:
Loews common stock	433.48	436.32	434.89	492.40
Former Carolina Group stock		-		108.60

(a)
Includes a gain of $94 million ($55 million after tax and noncontrolling interest), net of reinsurance for the three and nine months ended September 30, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)	The non-cash impairment charge ($660 million after tax) relates to the carrying value of HighMount's natural gas and oil properties.
(c)
Includes a tax-free non-cash gain of $4,287 million related to the separation of Lorillard, Inc. and an after tax gain of $75 million from the sale of Bulova Corporation for the nine months ended September 30, 2008.

Loews Corporation and Subsidiaries
Additional Financial Information

	September 30,
	Three Months		Nine Months
	2009	2008	2009	2008
		(In millions)

Revenues:
CNA Financial	$2,440	$2,310	$7,003	$7,075
Diamond Offshore	919	868	2,762	2,630
HighMount	144	200	466	590
Boardwalk Pipeline	206	222	631	641
Loews Hotels	67	90	213	292
Investment income and other	62	(70)	148	86
	3,838	3,620	11,223	11,314

Investment gains (losses):
CNA Financial	(100)	(651)	(929)	(813)
Corporate and other	-	1	1	3
	(100)	(650)	(928)	(810)
Total	$3,738	$2,970	$10,295	$10,504

Income (Loss) Before Income Tax:
CNA Financial (a)	$490	$113	$1,121	$797
Diamond Offshore	474	446	1,445	1,441
HighMount (b)	66	74	(894)	225
Boardwalk Pipeline	16	73	85	226
Loews Hotels (c)	(26)	7	(49)	57
Investment income, net	64	(87)	149	69
Other (d)	(26)	(17)	(82)	(77)
	1,058	609	1,775	2,738

Investment gains (losses):
CNA Financial	(100)	(651)	(929)	(813)
Corporate and other	-	1	1	3
	(100)	(650)	(928)	(810)
Total	$958	$(41)	$847	$1,928

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$304	$76	$722	$503
Diamond Offshore	170	145	514	475
HighMount (b)	40	47	(572)	142
Boardwalk Pipeline (e)	9	31	39	98
Loews Hotels (c)	(15)	6	(30)	36
Investment income, net	41	(57)	97	45
Other (d)	(19)	(13)	(58)	(51)
	530	235	712	1,248

Investment gains (losses):
CNA Financial	(61)	(379)	(549)	(473)
Corporate and other				1
	(61)	(379)	(549)	(472)

Income (loss) from continuing operations	469	(144)	163	776
Discontinued operations, net (f)	(1)	7	(2)	4,501
Net income (loss) attributable to Loews common stock	468	(137)	161	5,277
Former Carolina Group stock - Discontinued operations, net				211
Net income (loss) attributable to Loews Corporation	$468	$(137)	$161	$5,488

(a)
Includes a gain of $94 million ($55 million after tax and noncontrolling interest), net of reinsurance for the three and nine months ended September 30, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)
Reflects a non-cash impairment charge of $1,036 million ($660 million after tax) for the nine months ended September 30, 2009 related to the carrying value of HighMount's natural gas and oil properties.

(c)
Includes an impairment charge of $27 million ($16 million after tax) for the nine months ended September 30, 2009 related to the writedown of Loews Hotels' entire investment in a hotel property.  Also reflects a $20 million ($12 million after tax) charge related to two hotel properties for the three and nine months ended September 30, 2009.

(d)	Consists primarily of corporate interest expense and other unallocated expenses.
(e)	Represents a 73.1%, 70.3%, 73.6% and 70.3% ownership interest in Boardwalk Pipeline for the respective periods.
(f)
Includes a tax-free non-cash gain of $4,287 million related to the separation of Lorillard, Inc. and an after tax gain of $75 million from the sale of Bulova Corporation for the nine months ended September 30, 2008.